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                                                                   Exhibit 10.27

                                  Offer Letter

February 20, 2002




Glenn Wienkoop
21178 Maria Lane
Saratoga, CA  95070

Dear Glenn:

It gives me great pleasure to offer you the position of President and Chief Operating Officer for Portal Software, Inc. (Portal) reporting to me. This offer is valid for five (5) business days. We plan for you to begin employment with us as soon as possible, the precise start date to be agreed upon. Your compensation and employee benefits package will include the following:

Starting Salary

You will receive a semi-monthly salary of fourteen thousand, five hundred eighty-three dollars and thirty-four cents ($14,583.34).

Incentive Plan

You are eligible to receive an 80% bonus payment annually, based on company financial performance against financial objectives established by the Board of Directors.

Benefits

You will participate in the standard Portal benefit plan, including normal Portal holidays.

Stock Options

Subject to the approval of the Board of Directors, you will be granted an option to purchase one million (1,000,000) shares of Portal common stock. The exercise price will be the fair market value on the date the options are granted by the Board of Directors after your date of hire. The option vests over a four (4) year period from your start of employment (25% after one year and the balance in equal monthly installments over the last three years).

Relocation

In terms of relocation we will reimburse you all reasonable and customary relocation expenses on your relocation from Cincinnati to Cupertino including: closing costs on the sale of your Cincinnati home, automobile shipment, household goods, and travel expenses for you between Cupertino and Cincinnati until the end of April 2002, and thereafter subject to review and extension.

Glenn Wienkoop
Page 2
February 20, 2002




Termination

Should your employment with the Portal terminate by reason of an Involuntary Termination then you will become entitled to receive the following severance benefits, provided you promptly execute and deliver to Portal a general release of claims in form and substance reasonably satisfactory to Portal: one year's base salary and target bonus. The severance shall be paid to you biweekly over the course of 12 months in accordance with Portal's normal payroll practices and subject to all applicable withholding taxes.
"Target Bonus means the target bonus (as a percentage of base salary) in effect for you under your cash incentive bonus program in effect for you at the time of your termination. "Involuntary Termination" means any involuntary termination by Portal of your employment with Portal other than as a result of death, Disability or Termination for Cause. "Disability" means your inability to perform the normal and usual duties of your position with Portal by reason of any physical or medical impairment that is expected to result in death or continue for a period of twelve (12) consecutive months or more. "Termination for Cause" means Portal's termination of your employment for any of the following reasons: (I) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of Portal, (iii) any intentional misconduct by you which has an adverse effect upon Portal's business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from Portal identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as an officer of Portal.

Change in Control

Upon the commencement of your employment, Portal would enter into with you the standard form of change in control agreement for Section 16 reporting officers. A copy of the agreement is attached hereto.

While Portal's goal is an ongoing, mutually rewarding employment relationship with every employee, Portal does not enter into employment agreements for fixed terms. Employment with Portal is at-will, which means that both the employee and Portal retain the right to terminate the employment relationship at any time, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as Portal's personnel policies and procedures, may change from time-to-time, the "at will" nature of your employment may only be changed in a document signed by you and the President of Portal.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S. citizenship or legal alien status within three business days of employment with Portal. Enclosed is an I-9 Form that lists the documents that you can present to fulfill this requirement. Please bring your documents, along with a completed I-9 Form, on your first day of employment.

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Glenn Wienkoop
Page 3
February 20, 2002




Your employment with Portal is contingent upon the accuracy of the information you have provided, as well as a completed background investigation and reference checks. In consideration of your employment, you agree to conform to the rules and regulations of Portal. This offer and your employment are contingent upon receipt of your signature on our standard Proprietary Information and Inventions Agreement, which are enclosed and upon approval of these terms by the Board of Directors or a committee of the Board. Upon acceptance of this offer, please sign and have your signature witnessed on the Proprietary Information and Inventions Agreement, sign the original offer letter, and return all documents to Margaret Kane in Human Resources in the Cupertino, CA office. A copy of the offer letter is enclosed for your files.

Glenn, I am sure you will find Portal an exciting and challenging environment in which to work and I look forward to your becoming a part of our team.

Sincerely,                           Offer Accepted:
                                                    ----------------------------

                                     Date:
                                          --------------------------------------


John E. Little
Chief Executive Officer              Start Date:     02/20/2002
                                                --------------------------------

JEL/mk
Enclosures